Exhibit 4.1

2004 STOCK OPTION PLAN OF

ADCARE HEALTH SYSTEMS, INC.

Section I.  Purpose.

The purpose of the Plan is to secure for the Corporation and its shareholders the benefits arising from capital stock ownership by officers, directors, consultants and employees of the Corporation and its subsidiaries who are expected to contribute to the Corporation’s future growth and success.

Section II.  Administration.

The Plan shall be administered by the Board of Directors or a Compensation Committee designated by the Board of Directors to act on its behalf. Subject to the express provisions of the Plan, the Board of Directors shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which Options shall be granted, the option price to be paid for each option and the number of shares to be subject to each Option. In making such determinations, the Board of Directors may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Corporation’s success and such other factors as the Board of Directors, in its discretion, shall deem relevant. Subject to the express provisions of the Plan, the Board of Directors shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. In addition, and until a trading market of the Stock of the Corporation shall be determined in good faith by the Board of Directors by applying the rules and principles of valuation set forth in the applicable Treasury Regulations.

Section III.  Number of Shares.

The aggregate number of Shares in respect to which Options may be granted under the Plan is 300,000 shares, subject to adjustment in accordance with Section IX hereof. Shares covered by the unexercised portions of any terminated or cancelled Options shall be available to become subject to Options granted thereafter. Shares issued pursuant to exercises of Options granted under the Plan shall be fully paid and nonassessable.

Section IV. Grant of Options to Officers, Directors, Consultant and Employees.

The Board of Directors may, at any time prior to March 31, 2014, grant Options to such officers, directors, consultants and employees of the Corporation and its subsidiaries as the Board of Directors may select. Such Options shall cover such number of Shares, the price of the Shares and the term of the Options as the Board of Directors shall designate, subject to the other provisions of the Plan. Incentive Stock Options may only be granted to persons who are employees of the Corporation at the time of grant, which may include officers and directors who are also employees. Options which are not qualified as incentive stock options may be granted to persons who are officers, directors, consultants or employees at the time of grant.

Section V.  Option Agreements.

Each award of an Option pursuant to the Plan shall be evidenced by an Option Agreement between the Optionee and the Corporation. Each Option Agreement shall specify the number of Shares covered by such Option and the Exercise Price per Share and shall contain such terms and conditions not inconsistent with the Plan as the Board of Directors in its sole discretion shall deem appropriate (which terms and conditions need not be the same in each Option Agreement and may be changed from time to time.) Each Option Agreement may require as conditions of exercise that the Optionee provide such investment representations with respect to, and enter into such agreements concerning the sale and transfer of, the Shares receivable by the Optionee upon exercise, as the Board of Directors shall deem appropriate. Each Option Agreement for an Option which is not an Incentive Stock Option shall provide for the withholding of income taxes and employment taxes that the Corporation determines it is required to withhold upon the exercise of an Option.

Section VI.  Term of Option.

Each Option Agreement shall specify the date or dates on which the Option granted thereunder may be exercised and may provide for exercise of the Option in installments on such terms and conditions as the Board of Directors may determine. The period of each Option shall be fixed by the Board of Directors but shall in no case exceed ten years from the date of grant of such Option.

Section VII.  Non-Transferability of Option Rights.

Options shall not be transferable except by will or the laws of descent and distribution. During the lifetime of an Optionee, such Optionee’s Option shall be exercisable only by the Optionee.

Section VIII.  Effect of Termination of Employment or Death.

Upon the termination of employment of any Optionee (for any reason other than death), all rights under any Options held by such Optionee shall cease; provided, however, that the Option Agreement may provide that (a) the rights which were immediately exercisable by the Optionee at the date of such termination of employment or services as a director may be exercised by the Optionee subject to such conditions, provisions or limitations as may be set forth in the Option Agreement, during a period not exceeding three months after the date of such termination or (b) if the Optionee enters into a consulting agreement with the Corporation upon termination of employment, the rights which were not immediately exercisable by the Optionee a the date of such termination of employment will remain in effect subject to such conditions, provisions or limitations as may be set forth in the Option Agreement.

Upon the termination of employment of any Optionee by reason of his death, or on the death of any Optionee within three months following the termination of his employment, if during such period the Optionee was entitled pursuant to the express terms of an Option Agreement to exercise this right under such Option Agreement, all rights under any Option held by such Optionee shall cease; provided, however, that the Option Agreement may provide that the rights which wer immediately exercisable by the Optionee a the date of his death may be exercised by legal representatives or beneficiaries of the Optionee, during a period specified in the Option Agreement, not exceeding one year after the date of the Optionee’s death, but in no case after ten years for the date of grant of the Option.

Section IX.  Stock Dividend, Merger, Consolidation, Etc.

In the event there is any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject to any option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for such share be entitled, as the case may be, and the per share price thereof also shall be appropriately adjusted. Notwithstanding the foregoing, (a) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Internal Revenue Code of 1986, and (b) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an “incentive stock option” for purposes of Section 422 of the Internal Revenue Code of 1986 or any applicable successor provision of the Code.

Upon (a) the merger or consolidation of the Corporation with or into another corporation, if the agreement of merger or consolidation does not provide for the continuance of the Options granted hereunder or the substitution of new options granted thereunder, or for the assumption for such Options by the surviving corporation, or (b) the dissolution, liquidation, or sale of substantially all the assets, of the Corporation, the holder of any such option theretofore granted and still outstanding (and not otherwise expired) shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation or sale of assets to exercise such options in whole or in part without regard to any installment provisions that may have been made part of the terms and conditions of such options; provided that nay conditions precedent to the exercise of such options, other than the passage of time, have occurred. The Corporation, to the extent practicable, shall give advance notice to affected Optionees of such merger, consolidation, dissolution, liquidation or sale of assets. All such options which are not so exercised shall be forfeited as of the effective time of such merger, consolidation, dissolution, liquidation or sale of assets.

Section X.  Rights as a Stockholder.

An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until such Optionee shall have become the holder of record of any such Shares.

Section XI.  Determinations.

Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Board of Directors, and each determination of fair market value per share shall be final and conclusive for all purposes and limitation, the Corporation and all Optionees, and their respective successors and assigns.

Section XII.  Amendments, Termination and Modification of the Plan and Agreements.

The Board of Directors may at any time or from time to time terminate, suspend or amend the Plan in whole or in part (including amendments, deemed necessary or desirable to conform to any change in the law or regulations applicable hereto); provided, however, that except as set forth in the next two paragraphs below, no such amendment or termination shall affect any Options theretofore granted without the consent of the Optionee of such Option.

Notwithstanding the foregoing provisions of this Section XII, each Option Agreement may provide that the Corporation shall have the right to terminate the rights of any Optionee to exercise any Options, effective 30 days after receipt by the Optionee of a cancellation notice from the Corporation. The Corporation may issue a cancellation Notice only in connection with (a) the sale of substantially all of the Corporation’s assets, or (b) a merger, consolidation or other corporate transaction in which the Corporation would not be the surviving entity. The cancellation notice shall afford the Optionees the right to exercise all Options held by such Optionee with respect to all Shares covered thereby (even if they would not otherwise have become exercisable with respect to all such Shares at the time) during the period prior to the effective date of the termination.

Notwithstanding the foregoing provisions of this Section XII, each Option Agreement may contain the consent of the Optionee to any amendment to the Plan and Option Agreement which the Board of Directors, in its sole discretion and upon advice of legal counsel, may deem necessary or advisable to enable the exercise of Options to comply with any applicable rules and regulations of the Security and Exchange Commission provided the Corporation registers its shares under the Securities Exchange Act of 1934, as amended.

Section XIII.  Incentive Stock Options.

Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions: (a) The aggregate fair market value (determined as of the date of the option grant and consistent with Section 422(c)(7) of the Internal Revenue Code of 1986 or any applicable successor provision of the Code) of the Common Stock with respect to which Incentive Stock Options granted under the Plan (and under any other incentive stock option plans of the Corporation) are exercisable for the first time by any employee in any one calendar year shall not exceed $100,000, except as set forth in Section XII hereof and (b) If any Optionee to whom an Incentive Stock Option is to be granted under the Plan is possessing more than 10% of the total combined voting power of all classes of stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value per share at the time of grant. Except as modified by the preceding provision of any 10% stockholder, all the provisions of the Plan shall be applicable to Incentive Stock Options granted hereunder.

Section XIV.  Other Stock Options.

All other options granted which do not qualify as Incentive Stock Options shall be Non-Qualified Stock Options and may not be granted at an exercise price of less than one-half of the fair market value of the Common Stock on the date of grant. All other provisions of the Plan except those applicable to Incentive Stock Options shall apply to Non-Qualified Stock Options.

Section XV.  Effective Date.

The Plan shall become effective when adopted by the Board of Directors.

Section XVI.  Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the internal laws of the State of Ohio and construed in accordance therewith without giving effect to the principles of conflict of laws thereof.